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                                                                  EXHIBIT 10.23

MORGAN CREEK INTERACTIVE, INC.
4000 WARNER BOULEVARD, BUILDING 76
BURBANK, CA 91522

September 14, 1996

Mark Miller
President
Brilliant Interactive, Inc.
6355 Topanga Canyon Blvd., Suite 503
Woodland Hills, CA 91367

Dear Mark:

This letter sets forth the intention of Morgan Creek Interactive, Inc., a Delaware corporation ("MCX") to form a joint venture with Brilliant Interactive, Inc., a Delaware corporation ("Brilliant"). This letter sets forth the terms of the understanding and will serve as the basis of a more detailed long form joint venture agreement (the "Definitive Agreement") to be negotiated in good faith by the parties. Until such a Definitive Agreement is negotiated and signed, this letter, once signed by all the parties hereto will represent a binding obligation by such parties.

1. Formation of Joint Venture

  MCX and Brilliant will form a joint venture ("Venture") to develop two digitally produced entertainment products formatted as "Multipath Movies" (i.e., formatted in an interactive format which includes multiple plot and/or script paths ("Products") for use in the home and for distribution on CD-ROM for the PC and Macintosh platforms and for other comparable platforms for which Brilliant obtains a license it being understood that such CD-ROMs may be coupled with distribution via on-line services and/or the internet. Each of the Products will be based on the motion pictures listed on Attachment "A" hereto or titles which are agreed to pursuant to the first negotiation set forth herein relating to current motion pictures in development (the "Titles") to the extent that MCX controls the rights to such motion pictures for the uses contemplated herein. The titles shall be mutually selected by the parties prior to CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. The parties expect that the Venture will either be a limited liability corporation or partnership organized under California law and that each of the parties will hold a CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION interest in the Venture.

2. Initial Capitalization

  Brilliant shall commit to pay for development of Products from two of the Titles. MCX shall contribute a nonexclusive perpetual license relating to the two selected Titles to the Venture for the development and production of Products. In addition, MCX shall agree that the Venture shall have a first negotiation right in connection with the development of Multipath Movies related to motion pictures produced by MCX, or its affiliates, after the date hereof until CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3. Product Development

  The Venture shall immediately upon definitive selection of Titles commence development of initial Product for shipment in the CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION and shall commence development on a second Product for shipment in CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (the "Initial Products"). The combined development cost for

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the Initial Products, as currently planned, is estimated to be CONFIDENTIAL
INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. MCX shall provide to the extent available scripts and the services of directors, screenwriters and other development personnel. Brilliant shall develop and design the Initial Products and shall be solely responsible for the costs of developing and designing the Initial Products. MCX and Brilliant shall mutually approve the budget for the development, design and manufacture of the Initial Products with the budget determined CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. Brilliant and MCX shall be reimbursed by the joint venture for all such costs to the extent that production and development is performed by them. In addition, Brilliant shall provide under nondisclosure agreement any technical information held by Brilliant which would be helpful in assisting with the development and production of the Products. It is of the essence of this agreement that all Products be of the highest quality in design and presentation, and MCX shall have the right to approve all aspects of the Products in its reasonable discretion including without limitation, designs, content, materials, and packaging. To this end, MCX and Brilliant shall jointly prepare a plan for implementing the design and approval process for each of the Products so that the design and production costs for each Product can be minimized.

4. Marketing and Distribution:

  (a) Brilliant shall provide to the Venture its marketing expertise to assist in developing the Products including supplying market research information and other information as to market size and potential returns which will be helpful in developing the Venture to maximum profitability for both Parties.

  (b) MCX and Brilliant shall mutually approve a marketing plan for the Initial Products including a budget for all marketing expenses and duplication costs. Brilliant shall advance all marketing expenses and duplication costs for all units for the Initial Products. In addition, MCX shall approve any OEM/bunding distribution arrangements proposed by Brilliant.

  (c) MCX and Brilliant shall mutually agree on distributors for the Products based on the best third party proposals submitted to the Venture. It is of the essence of this agreement that all marketing and advertising materials related to the Products be of the highest quality, and MCX shall have the right to approve all aspects of the marketing and advertising materials in its sole discretion. MCX and Brilliant shall be entitled to place their logos as presentation credits on the Products and on the packaging, marketing and advertising materials for the Products in equal size and prominence.

5. Split of Revenue

  All gross revenue ("Proceeds") received by the Venture shall be split, after payment of all third party costs then due, as follows:

  a. Brilliant shall be reimbursed all direct, out of pocket costs and expenses incurred by Brilliant which are attributable to the distribution, marketing, promotion and advertising of the Products and which are preapproved by MCX (excluding overhead, interest and G & A).

  b. Brilliant shall be repaid the amount of the initial capital contributed to the Venture by Brilliant for the development, design and manufacture of the Initial Products as preapproved by MCX.

  c. Venture shall pay all royalties and residuals which are required to be paid to any actors, writers, developers or hardware manufacturers in connection with the development of the Products.

  The balance of the proceeds shall be split CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION to MCX and CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION to Brilliant and shall be distributed as determined by the Venture.

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6. Additional Title

  Provided that the Initial Products are timely released, the Venture shall be entitled to produce up to one additional Product based on the Titles (the "Additional Product"). In the event that Venture elects to produce the Additional Product, the costs for the development, design, manufacturing, marketing, promotion and advertising of the Additional Product shall be paid for the Venture.

7. Control of Venture

  Management and control of the Venture will be by unanimous approval of each of MCX and Brilliant. All management issues will require unanimous approval including, but not limited to, the following:

    (1) Liquidation and Sale of the Joint Venture;

    (2) Approval of budgets prior to commencement of each production, and thereafter approval of all expenditures in excess of budget;

    (3) Approval of third party producers and distributors for the Products;

    (4) Distributions from the Venture to MCX and Brilliant other than as set forth in Paragraphs 5a, b and c hereof.

8. Ownership of Intellectual Property

  Brilliant acknowledges that MCX shall own exclusive rights to any copyrights, trademarks and other intellectual property licensed to the Venture by MCX. In addition, MCX shall exclusively own all rights to all copyrights, trademarks and other intellectual property developed by the Venture including without limitation all rights to the Products (except the software rights which are provided by Brilliant pursuant to the following paragraph and any improvements to the software provided by Brilliant). Except as otherwise provided herein, MCX shall be entitled to exploit such copyrights, trademarks and other intellectual property in any manner whatsoever without any payment of any royalties or other compensation to the Venture. Notwithstanding the foregoing, the Venture shall have the first option to convert the Products to other CD-ROM platforms, provided that in the event that Brilliant on behalf of the Venture determines not to incur the cost of platform conversion, MCX shall have the option to license platform conversions for the Products to third parties without any obligation to the Venture, but such conversions shall be performed at MCX's expense by Brilliant at cost.

  Brilliant shall contribute a non-exclusive license to the venture for its pre-existing computer tools, utilities, engines, processes, software systems and designs, source and object codes, program logic, interactive program structures, retrieval software systems, user interface designs, and other computer procedures and methods of operating and computer software elements solely for use in connection with the Products. MCX acknowledges that Brilliant shall be entitled to reuse such materials in its discretion with no obligation to MCX.

9. Relationship

This Letter of Intent and the Definitive Agreement shall not create any additional fiduciary duties of the parties other than the duties expressly contained herein and in the Definitive Agreement. Each of the parties shall be free to undertake independent activities, including activities which may be competitive with the Venture or the activities of the other party.

10. Expenses

Each party shall bear its own costs and expenses in connection with the negotiation of the Definitive Agreement and the consummation of the transactions contemplated thereby.

11. Governing Law

This Letter of Intent and the Definitive Agreement shall be governed by California law.

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12. Entire Agreement

In interpreting the terms and conditions of this Letter of Intent, no presumption shall operate as a result of the role of any party hereto or such party's counsel in drafting this Letter of Intent.

13. Presumptions

In interpreting the terms and conditions of this Letter of Intent, no presumption shall operate as a result of the role of any party hereto or such party's counsel in drafting this Letter of Intent.

14. Counterparts

This Letter of Intent may be executed in counterparts, each of which shall be deemed original and all of which together shall constitute one and the same instrument.

15. Warrants

MCX acknowledges that Brilliant is contemplating an initial public offering of its common stock in an amount equal to or greater than $25 million
(the "IPO"). Brilliant agrees to grant MCX the following rights in connection with the purchase of shares of stock in Brilliant (the "Warrants"):

  A. Warrants to purchase up to 35,000 shares of common stock at an exercise price of $10.00 per share.

  B. Warrants to purchase up to 50,000 shares of common stock at an exercise price of $13.00 per share.

The Warrants shall have a term of no less than 3 years from issuance. All other terms relating to the Warrants, including registration rights, shall be equivalent to the terms of the warrants granted by Brilliant to Packard Bell. MCX acknowledges that Brilliant is contemplating an IPO in which the underwriters have requested a 180 day stabilization period during which the Warrants cannot be registered and the shares underlying the Warrants cannot be transferred. MCX agrees to execute such Market Standoff agreement as may be reasonably requested by the underwriters of IPO.

If for any reason the IPO, or another comparable financing, does not occur on or prior to January 1, 1997, MCX shall have the right to terminate this agreement.

16. Public Announcements

Except as otherwise required by law, including without limitation, any disclosure required under federal or state securities law, Brilliant shall not disclose the terms of this agreement or use the name of MCX or any entity affiliated with MCX in any advertisement, news release or professional or trade publication, or in any other manner, unless MCX has given prior written consent. If Brilliant determines that it is required to file with the Securities Exchange Commission this agreement or any related agreement with MCX, Brilliant shall consult with MCX regarding the filing and shall seek confidential treatment for such agreement and for all financial and business terms therein.

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If the foregoing terms are acceptable to you, please confirm your acceptance by signing below.

Best regards,


Kenneth Schapiro
Executive Vice President

Agreed to and Accepted this 14th day
of September, 1996.

BRILLIANT INTERACTIVE, INC.             MORGAN CREEK INTERACTIVE, INC.


By:  /s/  Diana Maranon                 By:  /s/  James G. Robinson
    -------------------------------        -----------------------------------
Its: Secretary                          Its: Chairman/CEO

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                                 ATTACHMENT "A"

          CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH
                    THE SECURITIES AND EXCHANGE COMMISSION

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